EXHIBIT 99.77Q2
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                              RESPONSE TO ITEM 77Q2

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the knowledge of the Taiwan Greater China Fund (the "Trust", formerly known as The R.O.C. Taiwan Fund), certain individuals or organizations reported below, which during 2003 were either "affiliated persons" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of International Investment Trust Company Limited, the investment advisor and manager of the Trust (the "Adviser"), or "ten percent beneficial owners" (as that term is defined in Rule 16a-2 of the Securities Exchange Act of 1934, as amended) of the Trust, did not make timely filings, or failed to make filings, required during or with respect to 2003 by rules of the United States Securities and Exchange Commission pursuant to Section 30(h) of the Investment Company Act, with respect to holdings of, or transactions during 2003 in, shares of the Trust. The Kuomintang, which controls Central Investment Holding Co., Ltd. ("CIHC") and Asia Pacific Holdings Corp. ("Asia Pacific"), affiliated persons of the Adviser, indirectly controls 24.24% of the Adviser's outstanding voting securities, but has failed to make any filings on Forms 3, 4 or 5. However, CIHC and Asia Pacific did make timely filings (or have provided statements in lieu of required filings). In addition, if CIHC, Asia Pacific and the Kuomintang are deemed to be controlling persons of the Adviser, then persons controlled by CIHC, Asia Pacific or the Kuomintang would be required to file statements on Forms 3, 4 and 5 with respect to ownership of, or transactions in, shares of the Trust. No such persons have made any such filings. During 2003 Messrs. Colin Kingsnorth and Andrew Pegge and Laxey Partners Limited, Laxey Investors Limited, Laxey Universal Value, LP, Laxey Investors, L.P., LP Value Fund Limited and The Value Catalyst Fund Limited, each a ten percent beneficial owner of the Trust, failed to make timely filings on Form 4 with respect to transactions concerning the Trust's shares. Each of Messrs. Kingsnorth and Pegge and Laxey Partners Limited, Laxey Investors Limited, Laxey Universal Value, LP, Laxey Investors, L.P., LP Value Fund Limited and The Value Catalyst Fund Limited subsequently made the required filings on Form 4.